New Perspective Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$473,467
Class B	$9,567
Class C	$7,784
Class F	$10,162
Total	$500,980
Class 529-A	$5,876
Class 529-B	$461
Class 529-C	$738
Class 529-E	$289
Class 529-F	$80
Class R-1	$149
Class R-2	$2,470
Class R-3	$7,513
Class R-4	$7,234
Class R-5	$24,389
Total	$49,199

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3960
Class B	$0.1855
Class C	$0.1833
Class F	$0.3849
Class 529-A	$0.3865
Class 529-B	$0.1610
Class 529-C	$0.1748
Class 529-E	$0.3069
Class 529-F	$0.4134
Class R-1	$0.2338
Class R-2	$0.2039
Class R-3	$0.3202
Class R-4	$0.4000
Class R-5	$0.4672

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,276,745
Class B	55,066
Class C	49,292
Class F	29,452
Total	1,410,555
Class 529-A	18,785
Class 529-B	3,323
Class 529-C	5,114
Class 529-E	1,116
Class 529-F	302
Class R-1	920
Class R-2	14,993
Class R-3	28,416
Class R-4	21,653
Class R-5	60,346
Total	154,968

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$31.73
Class B	$31.12
Class C	$30.96
Class F	$31.64
Class 529-A	$31.59
Class 529-B	$31.09
Class 529-C	$31.08
Class 529-E	$31.36
Class 529-F	$31.59
Class R-1	$31.00
Class R-2	$31.05
Class R-3	$31.33
Class R-4	$31.54
Class R-5	$31.79